EXHIBIT 10.2

Description of Annual Incentive Bonus Plan for Fiscal Year 2010

On December 22, 2009, the Compensation Committee approved the Company's annual incentive bonus plan for fiscal year 2010.  The plan provides executive officers with the opportunity to earn annual cash bonuses with an allocation of 25% of target awards to the Compensation Committee's qualitative evaluation of individual performance and management achievement of strategic business initiatives (the "Discretionary Component"), and 75% of target awards and award levels above target based on achievement of adjusted diluted earnings per share for fiscal 2010 (the "Performance Component").

Under the annual incentive bonus plan, target bonus awards are set at various levels determined by the Compensation Committee for each executive, which will be: $665,000 for Mr. David Sandler, the Company's President and Chief Executive Officer; $230,000 for Mr. Charles Boehlke, the Company's Chief Financial Officer; and $155,000 for each of Mr. Thomas Cox and Mr. Douglas Jones, who are named executive officers.  Actual payout amounts will be based on achievement of the Discretionary Component and the Performance Component, with a maximum payout of 150% of target.  Under the plan, the Compensation Committee exercises discretion to adjust GAAP earnings per share to account for non-recurring and other similar items.  In addition, under the plan, the Compensation Committee retains discretion to adjust bonus payouts below the payout levels correlating to performance where it determines that circumstances exist that had a negative effect on the Company but were not reflected in earnings per share performance.